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                                                                    EXHIBIT 3.37

                ULTRA MART FOODS, INC. ARTICLES OF INCORPORATION
   (Composite including all amendments and restatements through July 31, 2002)

Article 1.    The name of the corporation is ULTRA MART FOODS, INC.

Article 2.    The period of existence shall be:  Perpetual.

Article 3. The purposes shall be to engage in any lawful activities authorized by Chapter 180 of the Wisconsin Statutes.

Article 4. The number of shares which it shall have authority to issue, itemized by classes, par value of shares, shares without par value, and series, if any, within a class, is:

                        Series                                  Par value per share or statement
        Class          (if any)         Number of Shares        that shares are without par value
        -----          --------         ----------------        --------------------------------
       Common            None                 100                 $100.00 per share par value

Article 5. The preferences, limitations, designation, and relative rights of each class or series of stock, are: None.

Article 6. The minimum amount of consideration for its shares to be received by the corporation before it shall commence business is $1,000.00

Article 7. Address of registered office is: 23000 Roundy Drive, Pewaukee, Wisconsin 53072.

Article 8.    Name of registered agent at such address is: Edward G. Kitz.

Article 9. The number of directors constituting the initial board of directors shall be: seven (7).

Article 10.   The name and address of incorporator is:

                     NAME                                  ADDRESS
                                                  (number, street and city)

                  E.M. Dexter                 241 North Broadway
                                              Milwaukee 2, Wisconsin

Article 11.   (other provisions)  None